U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 6, 2006

SULPHCO, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-27599	88-0224817
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

850 Spice Islands Drive, Sparks, NV  89431
(Address of principal executive offices)

(775)-829-1310
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d) Appointment of director

On February 6, 2006, Michael T. Heffner, a former executive with British Petroleum, accepted the offer from the Company’s Board of Directors to serve as a member of the Board of Directors until the next annual meeting of shareholders and until his successor is elected and qualified.

Mr. Heffner retired from BP in 2001 after 20 years with the company. >From 1996 to 2001, he was president of British Petroleum Algeria, responsible for overseeing a $5 billion division comprising a petroleum-producing property and two natural gas developments in the Middle East. Previously, he served as joint venture manager in Colombia, managing partner relationships with the Colombian State Oil Company and private partners Total and Triton for $2 billion in Colombian oil and gas development. During his career with the company, he also served as British Petroleum 's health, safety and environmental manager for the Western Hemisphere.

Prior to working at British Petroleum, Mr. Heffner spent ten years with the Bechtel Corporation, where he served in a variety of cost, planning and construction roles in that company's petrochemical division in the U.S. and Canada.

Heffner earned his BS degree in chemical engineering from the Georgia Institute of Technology and a masters degree in business from Rice University.

Michael Heffner’s appointment became effective on February 6, 2006. Upon becoming a director, Mr. Heffner received the standard board compensation of 50,000 shares of SulphCo, Inc. common stock (the common stock granted to Mr. Heffner will be restricted stock and bear legends detailing the restrictions).

On February 6, 2006, the Registrant issued a press release announcing the appointment of Mr. Heffner to the Board of Directors. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.   Financial Statements and Exhibits.

(c)    Exhibits:

Exhibit No. 99.1	Description Press Release dated February 6, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SULPHCO, INC. (Registrant)

Date: February 9, 2006	By:	/s/ Loren J. Kalmen
Chief Financial Officer